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                                                                      EXHIBIT 15


May 10, 2000


Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas  77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended March 31, 2000 and 1999, as indicated in our report dated April 17, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statement No. 33-23328, Registration Statement No. 33-35011, Registration Statement No. 33-45144, Registration Statement No. 333-26529, Registration Statement No. 333-26523, Registration Statement No. 333-59349, Registration Statement No. 333-78887, Registration Statement No. 333-78955 and Registration Statement No. 333-94097, all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.